EXHIBIT 3.2



DEAN HELLER                        CERTIFICATE OF AMENDMENT
Secretary of State                 (PURSUANT TO NRS 78.385 and 78.390)

202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684 5708

Important: Read attached Instructions before completing
________________________________________________________________________________

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                             - Remit in Duplicate -


1. Name of corporation: BV PHARMACEUTICAL, INC.


2. The articles have been amended as follows (provide article numbers, if available):

   III. Authorized Capital Stock is 100,000,000 shares without any par value. Shares may be disbursed by the authority of the Board of Directors, anytime without motion by the shareholders. Each block of five hundred shares shall have ten (ten) votes. All shares, once issued, must be properly funded. All issued shares shall be the personal property of the shareholder, any shares so disbursed shall be deemed as fully paid up; and the holder of any share or shares shall not be liable for any further payment thereof. Said shares shall not be subject to assessment for the debts of the corporation, nor will they be assessable by BV Pharmaceutical, Inc.


3. The vote by which, the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 400*


4. Officer Signature (Required):



/s/ LEE SOUTHERN
________________
    Lee Southern


* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.